Exhibit 10(ggg)
AMENDMENT #2 TO CHAIRMANSHIP AGREEMENT
      This Amendment #2, effective as of October, 2009, is hereby made by and between Hasbro, Inc. (“the Company”) and Alan G. Hassenfeld (“Mr. Hassenfeld”) to the Chairmanship Agreement (the “Agreement”) dated August 30, 2005, as modified by the May 22, 2008 Amendment to that Agreement (“Amendment #1”), in the manner set forth below:
1. The first two sentences of Section 5 of the Agreement shall be replaced in the entirety with the following:
     “In consideration for the services to be provided during the Service Period, the Company shall provide Mr. Hassenfeld with a cash stipend of $300,000 annually through May of 2010, payable in equal monthly installments. Beginning in June of 2010, the cash stipend shall be adjusted to an amount computed pursuant to the following formula: $300,000 minus the current director cash retainer ($55,000 as of the effective date of this Agreement), multiplied by 2/3, plus the amount of the current director cash retainer. Thus, assuming the director retainer is still $55,000 as of June 1, 2010, this means that the cash stipend payable under this Agreement for the twelve months commencing June, 2010 shall be $218,333.00 ($300,000 — $55,000, multiplied by 2/3, plus $55,000.) This total amount shall be paid to Mr. Hassenfeld in equal monthly installments. Beginning in June of 2011, the cash stipend shall be further adjusted to an amount computed as follows: $300,000 — current director cash retainer, multiplied by 1/3, plus the current director retainer, with the total amount again paid in equal monthly installments. Beginning in 2012, the cash stipend under this Agreement shall be further adjusted so that it is equal to, and paid in the same manner as, the cash retainer paid to other directors of the Company. In addition, during the Service Period, Mr. Hassenfeld shall be eligible for all applicable meeting fees, equity grants and other benefits available to non-employee directors (except that the director cash retainer shall be treated in the manner described above). The foregoing payments shall be contingent upon Mr. Hassenfeld remaining as a director of the Company.”
2. The $50,000 per calendar quarter expense reimbursement payment under Section 5(d) of the Agreement shall also be adjusted as follows: Beginning as of July 1, 2010, the payment shall be adjusted to $33,333.00 per quarter. It shall then be adjusted to $16,667.00 per quarter as of July 1, 2011, and be phased out entirely after the second quarter of 2012. Such payment shall also be contingent upon Mr. Hassenfeld remaining as a director of the Company.
3. The other payments provided for under Section 5(a), (b) and (c) of the Agreement shall continue until the expiration of the lease for Mr. Hassenfeld’s Providence office in October of 2013, or if earlier, the assignment or sub-lease by Mr. Hassenfeld to the Company as specified in Section 5.

     All other terms and conditions of the Agreement and Amendment #1 shall remain in full force and effect.
     The parties have executed this Amendment effective as of the date set forth above.

HASBRO, INC.

By:	/s/ Deborah Thomas

Name:	Deborah Thomas

Title:	Chief Financial Officer

ALAN G. HASSENFELD

/s/ Alan G. Hassenfeld